Exhibit 99.1
Gray
Television, Inc.

NEWS RELEASE
Gray Updates Guidance for 2006 Operating Results & Announces Debt Refinancing
     Atlanta, Georgia — February 12, 2007 . . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced updated guidance for selected operating results for the three months (“fourth quarter”) and full year ending December 31, 2006. This press release updates and supplements guidance previously issued on November 8, 2006. Gray currently anticipates that pro forma operating results for 2006 will approximate the amounts presented in the tables below. Gray currently plans to release its 2006 audited operating results during March 2007.
     Gray also announced the intention to enter into a new $1.0 billion senior credit facility. Gray plans to use the proceeds from the new senior credit facility to refinance its existing senior credit facility, refinance its existing 9 1/4% senior subordinated notes, call its Series C preferred stock and general corporate purposes.
     The following guidance is provided on a pro forma basis. The pro forma presentation includes the operating results of WSAZ, Charleston — Huntington, WV and WNDU, South Bend, IN as if each station had been acquired on January 1, 2005. The actual results include the operating results of these stations since their respective acquisition dates. WSAZ was acquired on November 30, 2005 and WNDU was acquired on March 3, 2006.
Updated Guidance For the Year Ended December 31, 2006

		% Change	% Change
	Pro Forma	From	From
	Guidance	Actual	Pro Forma	Actual	Pro Forma
Selected operating data:	2006	2005	2005	2005	2005
	(dollars in thousands, 2006 amounts are unaudited)
OPERATING REVENUES:
Revenues (less agency commissions)	$334,722	28%	13%	$261,553	$297,050

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$193,639	20%	6%	$161,905	$182,936
Corporate	$15,097	27%	27%	$11,896	$11,896

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$42,762	1394%	1069%	$2,862	$3,659

Broadcast Cash Flow Less Cash Corporate Expenses	$129,834	39%	21%	$93,116	$107,582

Broadcast Cash Flow	$143,839	37%	21%	$104,621	$119,087
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Guidance for Selected Balance Sheet Data as of December 31,

	Guidance	Actual
Description	2006	2005
	(dollars in thousands,
	2006 amounts are unaudited)
Cash and cash equivalents	$4,741	$9,315

Total long-term debt including current portion	$851,654	$792,509

Redeemable serial preferred stock, aggregate liquidation value of $37,890 and $39,640, respectively	$37,451	$39,090

Debt leverage ratio	6.52

Debt and preferred stock combined leverage ratio	6.81
Updated Guidance For the Quarter Ended December 31, 2006

		% Change	% Change
	Pro Forma	From	From
	Guidance	Actual	Pro Forma	Actual	Pro Forma
Selected operating data:	2006	2005	2005	2005	2005
	(dollars in thousands, 2006 amounts are unaudited)
OPERATING REVENUES:
Revenues (less agency commissions)	$101,920	40%	26%	$72,975	$81,197

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$53,444	23%	11%	$43,607	$48,296
Corporate	$4,956	67%	67%	$2,964	$2,964

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$25,605	1687%	1395%	$1,433	$1,713

Broadcast Cash Flow Less Cash Corporate Expenses	$44,197	58%	40%	$27,931	$31,464

Broadcast Cash Flow	$48,642	58%	42%	$30,798	$34,331
Notes
Leverage Ratios: Debt leverage ratio is defined as long-term debt including current portion net of cash as of the balance sheet date divided by pro forma “broadcast cash flow less cash corporate expenses” for the year then ended. Debt and preferred stock combined leverage ratio is defined as long-term debt including current portion plus redeemable serial preferred stock at liquidation value net of cash as of the balance sheet date divided by pro forma “broadcast cash flow less cash corporate expenses” for the year then ended.
Non-GAAP Terms: This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by the Company to approximate the amount used to calculate key financial performance
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covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Broadcast Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses”. These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) calculated in accordance with GAAP.
Total Debt: Total long-term debt, including current portion, as of December 31, 2006 and December 31, 2005 does not include $653,000 and $811,000, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due March 2011. The decrease is due to the amortization of the discount.
The Company: Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 36 digital second channels including 1 ABC, 5 Fox, 7 CW and 15 MyNetworkTV affiliates plus 6 local news/weather channels and 2 “independent” channels in certain of its existing markets. Gray intends to start an additional 4 digital second channels during 2007 including 1 CW affiliate, 1 MyNetworkTV affiliate and 2 local news/weather channels.
No Offer to Purchase: This press release is for informational purposes only and is not an offer to purchase the Company’s existing senior subordinated notes or series C preferred stock.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act: The comments on Gray’s current expectations of operating results for the fourth quarter and full year of 2006 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. All information set forth in this release is as of February 12, 2007. Gray does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect Gray’s business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Gray’s Annual Report on Form 10-K for the year ended December 31, 2005 and Gray’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which are on file with the SEC and available at the SEC’s website at www.sec.gov.

For information contact:
Bob Prather	Jim Ryan
President	Chief Financial Officer
(404) 266-8333	(404) 504-9828
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